Registration No. 33-52958

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LILLY INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

                  Indiana                              35-0471010
         (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)             Identification No.)

                               733 S. West Street
                           Indianapolis, Indiana        46225
               (Address of Principal Executive Offices)(Zip Code)

                  LILLY INDUSTRIES, INC. 1992 STOCK OPTION PLAN
                              (Full title of plan)


                             Lilly Industries, Inc.
                              733 South West Street
                           Indianapolis, Indiana 46225
                     (Name and address of agent for service)

    Telephone number, including area code, of agent for service: 317-687-6713

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                   Proposed Maximum         Proposed
   Title of securities        Amount to be        offering price per    maximum aggregate          Amount of
    to be registered           registered              share (1)       offering price (1)    registration fee
      Common Stock,
    without par value
                              1,000,000 (2)             $21.125            $21,125,000             $6,401.52
=============================================================================================================

(1) Estimated solely to determine the registration fee and based on the average of the high and low sales prices per share of Common Stock of Lilly Industries, Inc. as reported on the New York Stock Exchange on July 21, 1997, pursuant to Rule 457(c) and (h).

(2) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

         Document(s) containing information specified by Part I of the form of Registration Statement on Form S-8, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in the Lilly Industries, Inc. 1992 Stock Option Plan, as amended, (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement:

         (1) The Annual Report on Form 10-K of Lilly Industries, Inc. (the "Registrant") for the fiscal year ended November 30, 1996;

         (2) The Quarterly Reports on Form 10-Q of the Registrant for the quarters ended February 28, 1997 and May 31, 1997;

         (3) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Registrant since November 30, 1996; and

         (4) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form S-3 (Registration No. 33-12398) which became effective April 1, 1987, and all amendments or reports filed for the purpose of updating such description, including, but not limited to, the Form 8-A Registration Statement No. 1-11553 filed with the Commission on January 23, 1996, and the Amendment to Form 8-A filed January 25, 1996, pertaining to the Rights Agreement.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         Chapter 37 of the Indiana Business Corporation Law, as amended ("IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 to the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

         The Amended and Restated Articles of Incorporation of the Company (as fully restated on June 21, 1996) provide that the Company shall (with respect to directors) and may (with respect to officers, employees and agents), to the extent empowered to do so by the IBCL or any other applicable laws, indemnify any director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the "Action"), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity was in the best interests of the Company and in all other cases was not opposed to the best interests of the Company.

         The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $10,000,000 for the current policy period, subject to a $500,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 7.           Exemption from Registration Claimed.

         Not Applicable.

Item 8.           Exhibits.

         The exhibits furnished with the Registration Statement are listed on page E-1.

Item 9.           Undertakings.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, and the State of Indiana, on this 21st day of July, 1997.
                             LILLY INDUSTRIES, INC.


                                      By:  /s/ Douglas W. Huemme
                                           -------------------------
                                           Douglas W. Huemme
                                           President and Chief Executive Officer

         Each person whose signature appears below hereby authorizes Douglas W. Huemme and William C. Dorris, and each of them, to file one or more amendments (including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as either of them deem appropriate, and each such person hereby appoints Douglas W. Huemme and William C. Dorris and each of them, as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                    Title                    Date

(1)  Principal Executive Officer:


 /s/ Douglas W. Huemme
---------------------------           Chairman of the Board,     July 21, 1997
Douglas W. Huemme                     President and Chief
                                      Executive Officer


(2)  Principal Financial Officer:


 /s/ John C. Elbin                                               July 21, 1997
---------------------------           Vice President and
John C. Elbin                         Chief Financial Officer


(3)  Controller or Principal
        Accounting Officer:

 /s/ Kenneth L. Mills                                            July 21, 1997
---------------------------           Corporate Accounting
Kenneth L. Mills                      Director

(4)  A Majority of the Board
      of Directors


 /s/ James M. Cornelius                                          July 21, 1997
----------------------------
James M. Cornelius, Director


 /s/ William C. Dorris                                           July 21, 1997
----------------------------
William C. Dorris, Director



----------------------------                                     July ___, 1997
Paul K. Gaston, Director


 /s/ Douglas W. Huemme                                           July 21, 1997
----------------------------
Douglas W. Huemme, Director



----------------------------                                     July ___, 1997
Harry Morrison, Ph.D., Director


 /s/ Norma J. Oman                                               July 17, 1997
----------------------------
Norma J. Oman, Director


 /s/ John D. Peterson                                            July 17, 1997
----------------------------
John D. Peterson, Director


 /s/ Thomas E. Reilly, Jr.                                       July 16, 1997
----------------------------
Thomas E. Reilly, Jr., Director



----------------------------                                     July ___, 1997
Van P. Smith, Director


 /s/ Robert A. Taylor                                            July 18, 1997
----------------------------
Robert A. Taylor, Director
                                       S-2

                                INDEX TO EXHIBITS


     Exhibit No.                         Description

         4(a) Articles 6 and 7 of the Amended and Restated Articles of Incorporation of the Registrant (restated as of June 21, 1996) is incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on 10-K for the year ended November 30, 1996.

         (b) Article 2 of the Code of By-Laws, as amended, of the Registrant is incorporated by reference to Exhibit 3(b) of the Registrant's 10-K/A filed with the Securities and Exchange Commission on July 25, 1997.

         5 Opinion of Barnes & Thornburg as to the legality of the securities being registered

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of Barnes & Thornburg (included as part of Exhibit 5)

         24       Power of Attorney (included on pages S-1 and S-2)